SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15
     Certification and Notice of Termination of Registration under Section
                  12(g) of the Securities Exchange Act of 1934
        or Suspension of Duty to File Reports under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.

                                             Commission File Number: 0-26484

                               DLB OIL & GAS, INC.
             (Exact name of registrant as specified in its charter)

                      1601 Northwest Expressway, Suite 700
                          Oklahoma City, Oklahoma 73118
                            Telephone (405) 848-8808
 (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                  COMMON STOCK
            (Title of each class of securities covered by this Form)

                                      None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please provide an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)          /X/          Rule 12h-3(b)(1)(i)         /X/
    Rule 12g-4(a)(1)(ii)         /_/          Rule 12h-3(b)(1)(ii)        /_/
    Rule 12g-4(a)(2)(i)          /_/          Rule 12h-3(b)(2)(i)         /_/
    Rule 12g-4(a)(2)(ii)         /_/          Rule 12h-3(b)(2)(ii)        /_/
                                              Rule 15d-6                  /_/

         Approximate number of holders of record as of the certification or notice date: one (1) record holder of common stock, par value $0.01 per share.

         Pursuant to the requirements of the Securities Exchange Act of 1934, DLB Oil & Gas, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

         Dated:  May 10, 1998

                                                  DLB OIL & GAS, INC.



                                                  By: /S/ AUBREY K. MCCLENDON
                                                      --------------------------
                                                           Aubrey K. McClendon
                                                           President